EX-28.a.11

DIMENSIONAL INVESTMENT GROUP INC.

ARTICLES OF AMENDMENT

DIMENSIONAL INVESTMENT GROUP INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

SECOND: From and after the Effective Time (as hereinafter defined), the Charter of the Corporation is hereby amended to change the name of the Series of the Corporation presently designated as the “LWAS/DFA Two-Year Fixed Income Portfolio Shares” to the “DFA Two-Year Fixed Income Portfolio Shares.”

THIRD: From and after the Effective Time (as hereinafter defined), the Charter of the Corporation is hereby amended to change the name of the Series of the Corporation presently designated as the “LWAS/DFA Two-Year Government Portfolio Shares” to the “DFA Two-Year Government Portfolio Shares.”

FOURTH: The foregoing amendments to the Charter of the Corporation, as set forth above, have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and each amendment is limited to a change that is expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FIFTH: The amendments to the Charter of the Corporation, as set forth above, do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series of the Corporation that are the subject of the amendments.

SIXTH: These Articles of Amendment shall become effective at 8:00 a.m. Eastern Time on July 31, 2017 (the “Effective Time”).

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IN WITNESS WHEREOF, Dimensional Investment Group Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 24th day of July, 2017; and its Vice President acknowledges that these Articles of Amendment are the act of Dimensional Investment Group Inc., and she further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of her knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:		DIMENSIONAL INVESTMENT GROUP INC.

By:	/s/ Valerie A. Brown	By:	/s/ Carolyn L. O
	Valerie A. Brown, Assistant Secretary		Carolyn L. O, Vice President

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